EXHIBIT 21

United Western Bancorp, Inc. (d/b/a United Western Bancorp)

Subsidiaries of the Registrant

1.	United Western Bank - Organized Pursuant to a Federal Savings and Loan Charter

2.	Matrix Tower Holdings, LLC – Formed in Delaware

3.	Matrix Financial Services Corporation (d/b/a Matrix Home Loan Center, Matrix Capital Mortgage and Matrix Capital Mortgage Corporation) - Incorporated in Arizona

4.	Matrix Insurance Services Corporation – Incorporated in Arizona

5.	The Vintage Group, Inc. - Incorporated in Texas

6.	Vintage Delaware Holdings, Inc. - Incorporated in Delaware

7.	Sterling Trust Company - Incorporated in Texas

8.	MSCS Ventures, Inc. - Incorporated in Colorado

9.	UW Asset Corp. – Incorporated in Colorado

10.	Matrix Bancorp Trading, Inc. – Incorporated in Colorado

11.	First Matrix Investment Services Corp. (d/b/a First Matrix Investment Services) – Incorporated in Texas

12.	First Matrix, LLC – Organized in Colorado

13.	Matrix Funding Corp. – Incorporated in Colorado

14.	Equi-Mor Holdings, Inc. – Incorporated in Nevada

15.	New Century Academy Property Management Group, LLC – Organized in Arizona

16.	Charter Facilities Funding, LLC – Organized in Minnesota

17.	Charter Facilities Funding IV, LLC – Organized in Colorado

18.	Community Development Funding I, LLC – Organized in Minnesota

19.	UWBK Fund Management, Inc. – Incorporated in Colorado

20.	Matrix Bancorp Capital Trust II - Organized Under Delaware Law

21.	Matrix Bancorp Capital Trust VI - Organized Under Delaware Law

22.	Matrix Bancorp Capital Trust VIII – Organized Under Delaware Law